UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 13, 2026

VENU HOLDING CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Colorado	001-42422	82-0890721
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1755 Telstar Drive, Suite 501
Colorado Springs, Colorado	80920
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (719) 895-5483

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $.001 per share	VENU	NYSE AMERICAN

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 13, 2026, Venu Holding Corporation (the “Company”) and William Hodgson mutually agreed that Mr. Hodgson will cease to serve as President of the Company, effective immediately. Mr. Hodgson will assist with the transition of his responsibilities and remain an employee of the Company until December 1, 2026 (the “Separation Date”). Mr. Hodgson’s transition was not the result of any disagreement between the Company and Mr. Hodgson on any matter related to Company policies or practices.

The Company expects to provide Mr. Hodgson with severance payments payable over the 90-day period beginning on the Separation Date (the “Severance Period”); however, final arrangements have not been definitively determined. Mr. Hodgson will remain available to assist with transition matters during the Severance Period. The Company has not appointed a designated successor to Mr. Hodgson, and at this time the responsibilities of the President will be transitioned to and assumed by other members of the Company’s current management team and other recently added Company personnel focused on content procurement.

Item 8.01 Other Events.

Completion of Aramark’s Additional Equity Investment

As previously disclosed in a Current Report on Form 8-K filed by the Company on January 9, 2026, Aramark Sports and Entertainment Services, LLC (“Aramark”) committed to make an additional $10,005,000 equity investment in the Company through the purchase of 667 additional shares of the Company’s Series B 4% Cumulative Convertible Preferred Stock (the “Series B Preferred Stock”). On January 6, 2026, the Company and Aramark entered into an agreement for the purchase and sale of those shares, pursuant to which the Company agreed to issue Aramark the shares in two tranches: (i) 333 shares of Series B Preferred Stock for $4,995,000 on January 20, 2026, and (ii) 334 shares of Series B Preferred Stock for $5,010,000 on October 15, 2026.

On October 15, 2026, the Company closed on the sale of the second tranche of the shares of Series B Preferred Stock to Aramark on the terms agreed upon in January 2026, thereby completing Aramark’s additional equity investment in the Company.

Reduction in Debenture Principal

As previously disclosed in a Current Report on Form 8-K filed by the Company on August 3, 2026, on July 31, 2026 (the “Issuance Date”), the Company issued and sold to an institutional investor (the “Purchaser”) a Senior Secured Convertible Debenture in the original principal amount of $25,000,000 (the “Debenture”), together with warrants to purchase up to 1,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at an exercise price of $5.00 per share (the “Investor Warrants”). Pursuant to the Debenture, $12,500,000 of the original principal amount (the “Holdback Amount”) was held in an account as cash collateral for the Company’s obligations under the Debenture and was to be potentially released to the Company. The Debenture, by its original terms, provides for repayment in five monthly installments, each originally consisting of $5,000,000 of principal, together with the applicable Payment Premium (as defined in the Debenture) and any accrued and unpaid interest (each, an “Installment Payment”). On the Issuance Date, the Company also issued to the exclusive placement agent for the offering warrants exercisable to purchase up to 200,000 shares of Common Stock at an exercise price of $6.25 per share (the “Placement Agent Warrants”).

The Company ultimately determined that its financing needs and strategic objectives no longer required the additional funding represented by the Holdback Amount, and it communicated that determination to the Purchaser. Accordingly, on October 8, 2026, in cooperation with the Company, the Purchaser delivered to the Company a Holdback Application Notice and Acknowledgment (the “Acknowledgment”), effective as of September 30, 2026. The Acknowledgment reflects the Company’s and the Purchaser’s mutual agreement to apply the Holdback Amount to repay $12,500,000 of principal under the Debenture, at par (without the application of any issuance discount) and without application of the Payment Premium, which has the effect of reducing the original principal amount of the Debenture to $12,500,000. The Acknowledgment implements the terms of the Debenture and related transaction documents and does not amend or otherwise modify those terms.

As a result of the application of the Holdback Amount, the number of shares of Common Stock underlying the Investor Warrants was automatically reduced from 1,000,000 to 500,000 shares, and the number of shares of Common Stock underlying the Placement Agent Warrants was automatically reduced from 200,000 to 100,000 shares. Additionally, the principal portion of each Installment Payment was correspondingly reduced from $5,000,000 to $2,500,000. On October 14, 2026, the Company made its first Installment Payment in cash in the amount of $2,875,000. The Company expects to also satisfy the remaining Installment Amounts in cash on their prescribed due dates.

Applying the Holdback Amount to the repayment of the Debenture’s principal enabled the Company to reduce its debt service obligations, reduce the total Payment Premiums payable under the Debenture, and also reduce the potential dilution associated with the Investor Warrants and the Placement Agent Warrants.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
104	Cover page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENU HOLDING CORPORATION
(Registrant)

Dated: October 19, 2026	By:	/s/ J.W. Roth
J.W. Roth
Chief Executive Officer and Chairman